Exhibit 10.12
EMPLOYMENT AGREEMENT

This Employment Agreement, by and between MODAVOX, INC., a Delaware corporation  (“Modavox")  and  David  Ide  ("Ide"),  is  made  and  entered  into  as  of (the  “Effective  Date”).    Modavox  and  Ide  are  sometimes  referred  to individually as the “Party” and collectively as the “Parties.”

In consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions and promises hereinafter contained, the Parties hereby agree as follows:

1.        ENGAGEMENT.

1.1      Employment Term. Modavox will employ Ide and Ide will accept such employment,  for  a  period  commencing  on  the  Effective  Date  and ending on October 15, 2011 (the "Term"), unless sooner terminated under the circumstances set forth in Sections 6 and 8 below.

1.2      Duties and Responsibilities. During the Term Ide will work exclusively and on a full-time basis for Modavox and will devote his best efforts to accomplishing the goals and objectives established by Modavox’s CEO and the Modavox Board of Directors (the “Board”).  Ide’s title will be Chief Strategy Officer, in which capacity Ide will perform the duties and responsibilities as determined by the Board.  Ide will, as a

Modavox employee, work within the Modavox company guidelines, policies, and procedures as determined for the Company by the CEO. Ide will present reports on third party contacts, strategy and work project status relevant to Ide’s duties to Modavox’s Board of Directors at the Board’s discretion, under the Board’s duty of oversight,. and also to the CEO, at the CEO’s discretion, so as to maintain a coherent and efficient flow of information pertaining to Company activites, objectives and operations.  From time to time Ide may also be assigned special projects by the Board (including outstanding legal legacy isues and the Annual Report for the period ending February 28, 2009), in which case (i) Ide will report to the Board with respect to such special projects; and (ii) Ide will have a duty to inform Modavox’s CEO regarding the nature, scope and on-going status of such special projects.

1.3 Location. Ide's services for Modavox will be based at Modavox's headquarters in Phoenix, Arizona unless otherwise approved by the Board of Directors.

2.        COMPENSATION.

2.1      Salary. Subject to the full and complete performance by Ide of all of Ide's   material   obligations   hereunder,   during   the   term   of   this Agreement, Modavox will pay to Ide a base salary of one hundred fifty thousand dollars ($150,000) per annum; provided, however, that upon the receipt by Modavox of aggregate proceeds, whether in the form of equity investment or long-term debt, exceeding one million five hundred thousand dollars ($1,500,000), Modavox will increase Ide’s base salary to one hundred eighty thousand dollars ($180,000) per annum. Ide's salary will be payable in accordance with Modavox's customary payroll practices, which in no event will be less frequently than on a monthly basis. All salary payments made to Ide will be subject to such deductions, withholdings and limitations as will from time to time be required by law, governmental regulations or orders. Salary and benefits will be reviewed at least annually by the Board of Directors for possible increases and/or bonuses, at the sole discretion of the Board.

2.2 Fringe Benefits. During the term of this Agreement:

(a)       Ide will be eligible to participate, in accordance with their terms, in all medical and health plans, life insurance and pension plans and such other employment benefits or programs that Modavox maintains for its executive employees from time to time (the “Plans”).

(b)       Until   Modavox   establishes   a   medical   reimbursement   plan, Modavox will pay the premiums associated with any medical and health insurance policy comparable to the policy currently in effect covering Ide and his dependents if Ide and his dependents are not able to participate in Modavox’s medical and health plans.

(c)       Modavox agrees to register under form S8 all stock options granted Ide as per the board resolution dated February 27, 2009.

2.3 Participation in Deferred Compensation and Stock Option Plans. Ide shall be entitled to participate in all executive bonus plans and all employee qualified and non-qualified deferred compensation plans or supplemental income plans or programs maintained by Modavox, including any Section 401(k) plan adopted by Modavox, according to the  terms  and  conditions  thereof.  Ide  shall  also  be  entitled  to participate in all stock option and other incentive plans, according to the terms and conditions thereof. Ide will be eligible to participate in any  a  bonus/commission plan made available by Modavox, from time to time, to employees with commensurate qualifications and responsibilities to Ide.

2.4 Paid Vacations. Ide will be entitled to paid vacation in accordance with Modavox’s   vacation   policy   (including,   without   limitation,   any restrictions on the amount of accrued time to be paid at the expiration of the Term), but in no event less than four (4) weeks per annum.

2.5 Expenses.  In  connection  with  Ide's  performance  of  Ide's  duties  and obligations hereunder, Ide will incur certain ordinary and necessary expenses of a business character including, without limitation, travel, meals   and   lodging.  Modavox   will   reimburse   Ide  for   all   such reasonable business expenses upon presentation of itemized statements therefor in accordance with Modavox's standard policies. With respect to business travel, Ide will be treated no less favorably with respect to expenses than other Modavox executives.

3.     RIGHT TO INSURE.

Modavox will have the right to secure in its own name, or otherwise, and at its own expense, life, health, accident or other insurance covering Ide and Ide will have no right, title or interest in and to such insurance. Ide will assist Modavox in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

4.     FIDUCIARY OBLIGATIONS. Ide acknowledges that, as an officer of Modavox, he will be bound to exercise his corporate powers as a fiduciary for the common benefit of all of Modavox’s stockholders, to wit:

4.1      Duty of Care. Idewill at all times perform his services hereunderhonestlyand in good faith, with sound business judgment using the level of care that a reasonably prudent person would use under the given circumstances to make informed decisions on Modavox’s behalf.

4.2      Duty of Loyalty. Ide will at all times perform his services hereunder without divided loyalties or obligations to any other person including, without limitation, to any person who may become an employer of Ide following the end of the Term. Accordingly, and without limiting the generality of the principle set forth in the preceding sentence, Ide will breach this Agreement if he does the following:

(a)       Without prior written notice and written consent of the Board of Directors, Ide accepts employment with any business, individual, partnership, corporation, trust, joint venture, unincorporated association or other entity or person other than Modavox at any time during the Term.

(b)       During the Term,  Ide will not become financially interested in (other than as a stockholder owning less than two percent (2%) of the outstanding capital stock of any publicly traded corporation) or directly associated with any other business or person engaged in a business that is involved in any business that is competitive with Modavox's business or activities without the prior written consent of Modavox.

(c) During the Term, Ide will not, for any reason whatsoever, either alone or jointly with or on behalf of others, either directly or indirectly:

(i) Divert or take away, or attempt to divert or take away, any of Modavox’s customers or clients;

(ii)       Solicit  the  employment  or  engagement  of,  or  otherwise entice away from the employment of Modavox or any affiliated entity, any person who is then employed by Modavox or any such affiliated entity, whether or not such person would commit any breach of said person's contract by reason of leaving the service of Modavox or any affiliated entity; or

(iii) Solicit the employment or engagement of any person who ceased being employed by Modavox or any affiliated entity, within six (6) months of Ide’s solicitation.

5. EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT & POST-EMPLOYMENT NON-COMPETITION.

5.1.   Non-disclosure Agreement.   Ide acknowledges and confirms his obligations with Modavox under the Employee Proprietary Information and Inventions Agreement executed by Modavox and Ide as of the date hereof, a copy of which is attached hereto as Exhibit A (the "Nondisclosure Agreement").

5.2   Post-Employment Non-Competition.  Ide acknowledges and confirms his obligations with Modavox under the Non-Compete/Non-Solicitation Agreement executed by Modavox and Ide as of the date hereof, a copy of which is attached hereto as Exhibit B (the Non-Compete/Non Solicitation Agreement). It is understood Ide has worked within the Internet Based Communications field since 2003.

6.     SUSPENSION/TERMINATION.

6.1 Termination Without Cause. Modavox will have the unilateral right, at any time  in  the  Modavox  CEO’s  or  the  Board’s  sole  and  absolute discretion, to terminate Ide's employment by Modavox, without cause, and for any reason or for no reason (Modavox's "Termination Rights") upon  written  notice to Ide.  Modavox's  Termination  Rights  are notlimited or restricted by, and will supersede, any policy of Modavox requiring or favoring continued employment of its employees during satisfactory performance, any seniority system or any procedure governing  the  manner  in  which  Modavox's  discretion  is  to  be exercised. No exercise by Modavox of its Termination Rights will, under  any circumstances,  be  deemed  to  constitute  (i)  a  breach  by Modavox of any term of this Agreement, express or implied (including without limitation a breach of any implied covenant of good faith and fair dealing), (ii) a wrongful discharge of Ide or a wrongful termination of  Ide's  employment  by Modavox,  (iii)  a  wrongful  deprivation  by Modavox of Ide's office (or authority, opportunities or other benefits relating thereto), or injury to reputation, or (iv) the breach by Modavox of any other duty or obligation, express or implied, which Modavox may owe to Ide pursuant to any principle or provision of law (whether contract or tort), unless Modavox's determination to terminate Ide pursuant to this Section 6.1 will constitute a violation of any applicable federal, state or municipal statute, ordinance, rule or regulation, respecting which the parties may not contract otherwise. If Modavox elects to terminate Ide's employment pursuant to this Section 6.1, Modavox will have no obligation or liability to Ide pursuant to this Agreement except to pay, provided Ide executes and delivers to Modavox the Release and Waiver attached hereto as Exhibit B, to Ide the balance of the Salary due to Ide under Section 2.1 through the remainder of the Term, payable in accordance with Modavox’s normal payroll practices, and a severance payment payable in one lump sum within thirty (30) days of Ide’s termination, in an amount equal to two times Ide’s most current annual base salary. In addition, all of Ide’s options, not fully vested, will immediately vest being considered “fully vested” in the event of being terminate for or without cause. Upon exercise of such Termination Right, Ide will have no further obligation to provide services to Modavox hereunder and Ide will be free to accept third-party employment, in all events subject to the post- employment non-competition provisions described in Section 5 above.

6.2      Termination by Ide. Ide will have the right at any time to terminate his employment by Modavox, subject to delivery of a letter of resignation providing a minimum of thirty (30) days notice. If Ide terminates this Agreement as provided in this Section, Modavox will be obligated to pay Ide only the specified salary, bonuses, fringe benefits, expenses and vacation accrued through the date of termination.

6.3      Death. If Ide dies during the Term, Modavox will be obligated to pay to Ide’s estate twelve (12) months salary in severance benefits, payable in twelve (12) monthly installments, unless Modavox has obtained, on Ide’s behalf, a life insurance policy naming a beneficiary designated by Ide, providing for at least the same aggregate benefit.

6.4      Disability.

(a)       If Ide is unable to perform fully his material obligations hereunder due to a long-term disability (as defined in Modavox’s disability insurance policy), Modavox may terminate this Agreement on or after  the  date  that  Ide  receives  his  first,  periodic  long-term disability payment from Modavox’s insurance carrier.

(b)       If Modavox does not have a long-term disability policy covering Ide, and Ide is prevented from performing fully his material obligations hereunder by reason of the occurrence of a long-term disability for a period of twelve (12) consecutive weeks or sixteen (16)  weeks  in  the aggregate within  any given  six  (6)  calendar month period, Modavox may terminate this Agreement by giving thirty (30) days prior written notice to Ide and by providing a total of twelve (12) months salary in severance benefits following the date of the termination  notice, payable in twelve (12) monthly installments. An independent physician reasonably selected by Modavox   will   determine   the   existence   of   Ide’s   long-term disability.

6.5     Termination for Cause.   Modavox may terminate this Agreement immediately upon written notice to Ide for "Cause." For purposes of this Agreement, "Cause" means: (i) Ide's commission of a willful act of fraud and dishonesty, the purpose or effect of which materially and adversely affects Modavox; (ii) Ide's conviction of a felony (other than the first  offense of driving under the influence  following the date hereof) or any admission thereof (whether by plea of nolo contendere or otherwise) or Ide's being determined by a governmental authority to have  violated,  or  enjoined  from  violating,  any  federal  or  state securities law or; (iii) Ide's engaging in willful or reckless misconduct or gross negligence in connection with any property or activity of Modavox; or (iv) Ide's breach of any material covenant to Modavox relating  to  noncompetition,  nonsolicitation,  nondisclosure  of proprietary information or surrender of records, inventions or patents.

In the event of Ide's termination for Cause, Modavox is obligated to pay Ide only the specified salary, bonuses, fringe benefits, expenses and vacation accrued through the date of termination.

7.     EQUITABLE RELIEF FOR BREACH.

Ide acknowledges that a violation of any of the provisions of Sections 4 and 5 will cause Modavox irreparable injury and damage, the exact amount of which may be impossible to ascertain and that, for such reason, among others, Modavox will be entitled, in addition to the remedy set forth at Section 9, to seek injunctive relief, both pendent lite and permanently, against Ide to restrain any further violation of such provisions. Ide hereby (i) consents to any initiation by Modavox in a court of competent jurisdiction of any action to enjoin immediately the breach of Sections 4 and 5, and (ii) hereby releases Modavox from the requirement of posting any bond in connection with temporary or interlocutory injunctive relief, to the extent permitted by law.  This provision will not, however, be construed as a waiver of any other rights and remedies Modavox may have against Ide, including, but not limited to, the recovery for damages.

8.     BREACH BY MODAVOX.

If Modavox breaches this Agreement, Ide will give Modavox written notice thereof. If Modavox does not cure such breach within thirty (30) days of receiving written notice thereof, Ide's remedy will be limited to compulsory arbitration as set forth at Section 9; provided, however, the foregoing will not be deemed a waiver of Ide's statutory or common law right to discontinue rendering services hereunder in the event of a material breach by Modavox of this Agreement.

9.     COMPULSORY ARBITRATION.

Except as provided in Section 7, any controversy, claim and/or dispute arising out of or relating to this Agreement or the breach  hereof or subject matter hereof (including any action in tort) will be finally and fully settled by arbitration in Maricopa County, Arizona in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association (the “AAA”), and judgment upon the award rendered by the arbitrators may be entered in any court having applicable jurisdiction.   Written notice of demand for arbitration will be given  to  the  other  parties  and  to  the  AAA  within  six  (6)  months  after  the controversy, claim or dispute has arisen or be barred, and in no event after the date when the institution of court proceedings based on such dispute would be barred by the applicable statute of limitations.  Controversies, claims and/or disputes will be resolved by one arbitrator selected by the mutual agreement of the parties or, failing that  agreement  within  forty-five  (45)  days   after  written  notice  demanding arbitration, by the AAA.   There will be limited discovery prior to the arbitration hearing  as  follows:  (i)  exchange  of  witness  lists  and  copies  of  documentary evidence and documents related to or arising out of the issues to be arbitrated, and (ii) depositions of all Party witnesses. Depositions will be conducted in accordance with the rules or code of Civil Procedure of the jurisdiction in which the arbitration is conducted, and a court reporter will record all hearings, with such record constituting  the  official  transcript  of  such  proceedings.    All  decisions  of  the arbitrator will be in writing, and the arbitrator will provide reasons for the decision. Each party shall bear its own respective attorney’s fees and costs in accordance with any dispute or arbitration.

10.   MISCELLANEOUS.

10.1    Obligations to Other Companies. Ide certifies that his employment with Modavox will not breach any existing agreement or covenant that Ide has signed with any other person or entity, or violate any legal duty that Ide owes to such other person or entity. Ide will not disclose to Modavox, or use on Modavox’s behalf, any trade secrets or proprietary information belonging to any of Ide’s prior employers or any other person or entity.

10.2    Assignment. This Agreement will not be assignable, in whole or in part, by either party without the written consent of the other party, except that Modavox may, without the consent of Ide, assign this Agreement upon the consummation of (i) a merger or consolidation of Modavox with any other corporation or entity or any other form of business combination pursuant to which the outstanding stock of Modavox is exchanged for cash, securities or other property paid, issued or caused to be issued by the surviving or acquiring corporation or entity; or (ii) a sale, transfer or lease by Modavox of all, or substantially all, of Modavox's assets.

10.3    Notices. All notices and other communications required or permitted under this Agreement will be delivered to the parties at the address set forth below their respective signature blocks, or at such other address that they hereafter designate by notice to all other parties in accordance with this Section. All notices and communications will be deemed to be received in accordance with the following: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of facsimile transmission, on the date on which the sender receives confirmation by facsimile transmission that such notice was received by the addressee, provided that a copy of such transmission is additionally sent by mail as set forth in (iv) below; (iii) in the case of overnight air courier, on the second business day following the day sent, with receipt confirmed by the courier; and (iv) in the case of mailing by first class certified mail, postage prepaid, return receipt requested, on the fifth business day following such mailing.

10.4    Governing  Law.  Except  with  respect  to  the  scope  and  application  of Section 10.9 below, this Agreement will be deemed to have been executed in the State of Arizona and will be governed and construed as to both substantive and procedural matters in accordance with the laws of the State of Arizona, but excepting (i) any State of Arizona rule which would result in judicial failure to enforce the arbitration provisions of Section 9 hereof or any portion thereof and (ii) any State of Arizona rule which would result in the application of the law of a jurisdiction other than the State of Arizona.  Any dispute arising from this Agreement must be filed in Maricopa County, Arizona.

10.5    Complete Agreement. This Agreement, along with the Nondisclosure Agreement attached hereto as Exhibit A, contains the entire agreement of the parties relating to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, with respect to such subject matter (including Ide’s prior employment contract dated       ), and the Parties have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein.  If a conflict is determined to exist among any of the aforementioned agreements, the terms of this Agreement will control.

10.6    Amendment. This Agreement may not be amended, modified, superseded, canceled or terminated, and any of the matters, covenants, representations, warranties or conditions hereof may not be waived, except by written instrument executed by the Parties or, in the case of a waiver, by the Party to be charged with such waiver.

10.7    Counterparts. This Agreement may be executed by any one or more of the Parties in any number of counterparts, each of which will be deemed to be an original, but all such counterparts will together constitute one and the same instrument.

10.8    Waiver. The failure of a Party to insist upon strict adherence to any term, condition or other provision of this Agreement will not be considered a waiver or deprive that Party of the right thereafter to insist upon strict adherence to that term or any other term, condition or other provision of this Agreement.

10.9 Headings. The headings of this Agreement are solely for convenience of reference and will not affect its interpretation.

10.10  Indemnity. Modavox will indemnify and hold harmless Ide from and against any and all liability, costs, damages and expenses (including reasonable attorneys' fees and court costs) which Ide may sustain or suffer by reason of any third Party claim which is not caused by a breach by Ide hereunder, or any act by Ide that would constitute Cause as defined in Section 6.5 of this Agreement.. No provision herein shall be interpreted or construed to limit or restrict any rights of indemnification and advancement that inured to Ide during his tenure as CEO, Chief Financial Officer and/or Chairman of the Board of Directors, whether provided for under Delaware Law, the Article of Incorporation of Modavox or the By- Laws of Modavox.  Such pre-existing rights of indemnification and advancement may and shall include potential SEC and IRS liabilities, if any.

10.11  Severability. If any one clause or part of this Agreement is deemed invalid, unenforceable or illegal by the arbitrators or court of competent jurisdiction, then it is severed from this Agreement and the rest of this Agreement remains in full force and effect. Ide acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement be given the construction which renders its provisions valid and enforceable to the maximum extent possible under applicable law.

10.12  Further Assurances.  The Parties will sign such other instruments, cause such meetings to be held, resolutions passed and by-laws enacted, exercise their vote and influence, do and perform and cause to be done and performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.

10.13  IDE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ADVISOR OF HIS CHOICE AND THAT HE HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT. MODAVOX ACKNOWLEDGES THAT IDE IS NOT A LICENSED ATTORNEY, THAT IDE DRAFTED THIS AGREEMENT WITH MODAVOX’S FULL KNOWLEDGE AND CONSENT AND THAT MODAVOX HAS HAD THE OPPORTUNITY TO CONSULT WITH THE ADVISOR OF ITS CHOICE AND THAT IT HAS FREELY AND VOLUNTARILY ENTERED INTO THIS AGREEMENT.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Modavox: MODAVOX, INC.

/s/ David Ide
David J. Ide

Exhibit A

Employee Proprietary Information and Inventions Agreement

Nondisclosure Agreement

April 22, 2009

Modavox, Inc.
2801 South Fair Lane
Suite 101
Tempe, AZ 85282

RE:  Employee Proprietary Information And Inventions Agreement

To Whom It May Concern:

The  following  confirms  my  Agreement  and  understanding  with  Modavox,  Inc.,  a Delaware corporation, which is a material part of the consideration for my employment by Modavox. Capitalized terms not otherwise defined herein have the meaning set forth at the end of this Agreement.

1. Modavox possesses and will possess Proprietary Information (as hereinafter defined) and Documentation (as hereinafter defined) which is important to its Business (as hereinafter defined).

2.        My employment creates a relationship of confidence and trust between Modavox and me with respect to Proprietary Information (i) applicable to the Business; or (ii) applicable to the business of any customer of Modavox; or (iii) which Modavox is under a contractual obligation to keep confidential which may be made known to me by Modavox or by any customer of Modavox, or learned by me during the period of my employment.

3.        The Proprietary Information, whether now or hereafter furnished to me in whole or in part, is confidential. Modavox’s business and prospects could be damaged if the Proprietary Information is disclosed to third parties without Modavox’s consent.

4.        As a condition to sharing with me,  whether in writing or orally, Proprietary Information, in consideration of my employment by Modavox and the compensation received by me from Modavox from time to time, I hereby acknowledge and agree as follows:

(a)       All Proprietary Information and all intellectual property rights associated therewith (“Rights”) are the sole property of Modavox. I assign to Modavox any Rights I may have or acquire in such Proprietary Information. At all times, both during my employment by Modavox and after its termination, I will keep in confidence and trust and will not use or disclose (or permit the use or disclosure of) any Proprietary Information or anything  relating  to  it  for  a  purpose  detrimental  to  the  Business  and without the prior written consent of Modavox except as may be necessary and appropriate in the ordinary course of performing my duties to Modavox.

(b)       All Documentation constitutes the sole property of Modavox. During my employment by Modavox, I will not remove any Documentation from the business  premises  of  Modavox  or  deliver  any  Documentation  to  any person  or  entity  outside  Modavox  for  a  purpose  detrimental  to  the Business and except as I am required to do in connection with performing the duties of my employment. Immediately upon the termination of my employment by me or by Modavox for any reason, or during my employment if so requested by Modavox, I will return all Documentation, equipment and other physical property, or any reproduction of such property, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of Modavox; and (iii) my copy of this Agreement.

(c)       I will promptly disclose in writing to my immediate supervisor or to any persons designated by Modavox, all Inventions (as hereinafter defined) related to the Business made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment. I will not disclose Inventions covered by this Agreement to any person outside Modavox unless I am requested to do so by its duly authorized officers. All Inventions related to Modavox’s Business which I make, conceive, reduce to practice or develop (in whole or in part, either alone  or  jointly with  others)  during  my employment belong  solely to Modavox to the maximum extent permitted by applicable law, and I assign such Inventions and all Rights therein to Modavox and Modavox is the sole owner of all Rights in connection therewith. This Section 3(c) does not apply to inventions which qualify for protection under section 2870 of the Arizona Labor Code, but I bear the full burden of proving to Modavox that any such invention qualifies fully under Section 2870.

(d)       I  will  perform,  during  and  after  my  employment,  all  reasonable  acts deemed necessary or desirable by Modavox to permit and assist it, at Modavox’s expense, in evidencing, perfecting, obtaining, maintaining, defending and enforcing Rights and/or my assignment with respect to such Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint Modavox and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to sign and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if signed by me.

(e)       My performance of all the terms of this Agreement will not breach any Agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by Modavox. I have not entered into, nor will I enter into, any Agreement either written or oral in conflict herewith or in conflict with my employment with Modavox.

(f)        My obligation of secrecy and confidentiality with respect to Proprietary Information which constitutes trade secrets under the Uniform Trade Secrets Act (or other similar applicable law) will run for as long as such information remains a trade secret. My obligation of confidentiality with respect to Proprietary Information that is not covered under the Uniform Trade Secrets Act (or other similar applicable law), will run for three (3) years from the date my employment by Modavox ceases.

(g) This Agreement is not an employment contract and, as an employee of Modavox, I have obligations to Modavox which are not set forth in this Agreement.
(h) Any dispute in the meaning, effect or validity of this Agreement will be resolved in accordance with the laws of the State of Arizona without regard to the conflict of laws provisions thereof.

(i)        If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable Arizona law, such illegal or unenforceable portion(s)  will  be  limited  or  excluded  from  this  Agreement  to  the minimum extent required so that this Agreement will otherwise remain in full force and effect and enforceable in accordance with its terms.

(j)        Wrongful disclosure or use of Proprietary Information in contravention of the provisions of this Agreement will give rise to irreparable injuries not adequately compensable in damages. If preliminary injunctive relief to maintain the status quo is required, Modavox may seek such relief from any court of competent jurisdiction. I am bound by any and all orders rendered by such court.

(k)       No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege.

(l) No modification of this Agreement is valid unless made in writing and signed by me and a duly authorized officer of Modavox.

(m) This Agreement will survive termination of my employment, regardless of the circumstances of such termination.

(n)       This Agreement is effective as of the first day of my employment by Modavox.

(o) This Agreement is binding upon my heirs, executors, administrators or other legal representatives.

(p) Notwithstanding the foregoing, nothing contained herein will prohibit me from disclosing to anyone the amount of my wages.

(q)       This Agreement constitutes the full, complete and exclusive Agreement between Modavox and me with regard to this Agreement's subject matter. These Agreements supersede any previous Agreements or representations, whether oral or written, express or implied between Modavox and me with respect to their subject matter.

(r)        The following terms have the following meanings:

(i)        “Business” means the actual business of Modavox on today’s date, as well as any other business that Modavox acquires, develops or initiates during the term of this Agreement, including each of its current and future subsidiaries, affiliates, business units and divisions.

(ii)       “Documentation” means tangible paper or electronic media that contain   or   embody   Proprietary   Information   or   any   other information concerning the business, operations or plans of Modavox, whether I or others have prepared such documents. By way of illustration but not limitation, Documentation includes blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings and other printed, typewritten or handwritten documents, as well as samples, prototypes, models, products and the like.

(iii)     “Inventions” means all data, discoveries, designs, developments, formulae, ideas, improvements, inventions, know-how, processes, programs, and techniques, whether or not patentable or registerable under  copyright,  trademark  or  similar statutes,  and  all  designs, trademarks and copyrightable works that I made or conceived or reduced to practice or learned, either alone or jointly with others, during the period of my employment which  (A) are related or useful in Modavox’s business, research, design, development, experimental production, financing, manufacturing, licensing, distribution  or  marketing  activity,  or  (B)  result  from  tasks Modavox assigned me, or (C) result from use of premises or equipment owned, leased or contracted for by Modavox.

(iv)    “Proprietary  Information”  means  information  from  which Modavox might derive economic value, actual or potential, from such  information  not  being  generally known  to,  and  not  being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and which is the subject of efforts that are reasonable under the circumstances to maintain  its  secrecy.  By way of  illustration  but  not  limitation, Proprietary Information includes: (A) inventions, confidential knowledge, trade secrets, ideas, data, programs, works of authorship, know-how, improvements, discoveries, designs, techniques and sensitive information Modavox receives from its customers or receives from a third party under obligation to keep confidential; (B) technical information relating to Modavox's existing and future products and services, including, where appropriate  and  without  limitation,  software,  firmware, information, patent disclosures, patent applications, development or experimental work, formulae, engineering or test data, models, techniques, processes and apparatus relating to the same disclosed by Modavox  to  me  or obtained  by me  through  observation  or examination of information or developments; (C) confidential marketing information (including without limitation marketing strategies, customer names and requirements and product and services, prices, margins and costs); (D) confidential future product plans; (E) confidential financial information provided to me by Modavox; (F) personnel information (including without limitation employee compensation); (G) merger and acquisition strategies (including   without   limitation   target   lists);   and   (H)   other confidential business information.

5.        I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT   RESERVATION.   NO   PROMISES   OR   REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I  SIGN  THIS  AGREEMENT  VOLUNTARILY  AND  FREELY,  IN DUPLICATE, WITH THE UNDERSTANDING THAT ONE COUNTERPART WILL BE RETAINED BY MODAVOX AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

Dated: April 22, 2009

/s/ David J. Ide

Accepted and Agreed to:
MODAVOX, INC.
By:  Shelly J. Meyers
Its: Chairwoman

Exhibit B

Non-Compete/Non Solicitation Agreement

Non-solicitation of Customers or Executives of Employer.

(a) For a period of one year after termination of this Agreement, Executive agrees not to solicit or call on any Customer of Employer whom Executive solicited, called on, learned of, or became acquainted with during the term of this Agreement, unless the products or service represented do not compete with any of the products or services manufactured, assembled, distributed, offered or sold by Employer.

(b) While this Agreement is in effect, and for a period of one year after termination of this Agreement, Executive will not solicit any of Employer's employees for a competing business or otherwise induce or attempt to induce such employees to terminate their employment with Employer.

Non-Compete.

The parties acknowledge that Executive has acquired or will acquire much knowledge and information concerning Employer's business and Customers as the result of Executive's engagement. The parties further acknowledge that the scope of business in which Employer is engaged is nationwide and very competitive, that such business is one in which few companies can compete successfully, and that competition by Executive in that business would injure Employer severely. Accordingly, Executive agrees that during the period of this Agreement and for a period of one year following termination of this Agreement, Executive will not take any of the following actions within the United States, and additionally, if Executive had directly or through his subordinate employees an assigned territory outside the United States, in the territory or territories Executive or such employees worked in on behalf of Employer:

(a) Persuade or attempt to persuade any potential customer or client to which Employer has made a proposal or sale, or with which Employer has been having discussions, not to transact business with Employer, or instead to transact business with another person or organization;

(c) Solicit the business of any company that is a customer or client of Employer, provided, however, if Executive becomes employed by or represents a business that exclusively sells products or services that do not compete with products or services then marketed or intended to be marketed by Employer, such contact shall be permissible.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective

Date.

Executive:
Name:  David J. Ide

Name:	David J. Ide

Modavox:
By:	Shelly J. Meyers
Title:	Chairwoman

Date:	April 22, 2009